UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 28, 2015
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On July 28, 2015, Forestar Group Inc. (the “Company”) issued a press release titled “Forestar Announces Second Quarter 2015 Charges Related to Non-Core Oil and Gas Assets” announcing the non-cash charges described in Item 2.06 below, the estimated net loss for second quarter 2015, and the estimated oil and gas segment loss and real estate segment earnings for second quarter 2015. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 2.06. Material Impairments.
On July 28, 2015, management of the Company determined that charges of approximately $57 million with respect to certain non-core oil and gas assets are required under generally accepted accounting principles applicable to the Company. These non-core oil and gas assets are located in the Marchand prospect in Oklahoma and the Lansing-Kansas City formation in Nebraska and Kansas. The charges resulted primarily from well results, lower oil price forecasts, suspension of exploration and drilling operations associated with these non-core oil and gas assets, and the increased likelihood that these non-core oil and gas assets will be sold. The Company does not believe that the charges will result in any future cash expenditures.

Item 9.01. Financial Statements and Exhibits.
 (d)        Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release titled “Forestar Announces Second Quarter 2015 Charges Related to Non‑Core Oil and Gas Assets”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: July 29, 2015	By:	/s/ Christopher L. Nines
	Name:	Christopher L. Nines
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release titled “Forestar Announces Second Quarter 2015 Charges Related to Non‑Core Oil
and Gas Assets”

4